Exhibit 99.1

CONTACT: Terry Hammett, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5384
FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES
SECOND QUARTER 2018 RESULTS

IMPROVED MARGINS FROM HIGHER REVENUES AND COST CONTROL

NEW ALBANY, OHIO, August 6, 2018 /PRNewswire/ – Commercial Vehicle Group, Inc. (the “Company”) (NASDAQ: CVGI) today reported financial results for the second quarter ended June 30, 2018.

	Second Quarter
($ in millions except EPS)	2018	2017
Revenues	$233.4	$195.1
Operating Income	$21.1	$7.6
Net Income	$13.2	$0.1
Basic EPS	$0.44	$0.00
Diluted EPS	$0.43	$0.00

Patrick Miller, President and CEO, stated, “We had a strong second quarter. The truck production level combined with a healthy global construction market and pricing adjustments drove our consolidated revenues for the quarter to the highest level seen since 2012, up about 20 percent compared to the same period last year. Positive economic conditions in North America fueled increased North American truck production and record heavy-duty truck order activity in the second quarter. Heavy-duty truck production was up 19.7 percent compared to second quarter of 2017, and heavy-duty truck orders more than doubled in June, as compared to the same month last year.”

Tim Trenary, Chief Financial Officer, stated, “Operating Income for the second quarter of 2018 rose to $21.1 million on $233.4 million of revenues, an operating income margin of 9.1 percent. This margin is almost 300 bps higher than on comparable sales in the first and second quarters three years ago. This improvement in financial performance reflects successful completion of our facility restructuring and cost reduction actions. Moreover, the actions the Company has in flight to reduce the impact on our business of the difficult labor markets and the impact of commodity and other raw material inflationary pressures are bearing fruit. Conversion of incremental sales into operating income, or pull through, in the second quarter of 2018 compared to the same period last year was 35 percent. This pull through benefits from the resolution of the labor issues last year in our North American wire harness business. Setting this aside, pull through for the quarter was 27 percent on a constant currency basis. In short, we are pleased with the Company's financial performance this quarter.”

Consolidated Results

Second Quarter 2018 Results

•
Second quarter 2018 revenues were $233.4 million compared to $195.1 million in the prior year period, an increase of 19.6 percent. The increase in revenues period-over-period reflects higher heavy-duty truck production in North America and improvement in the global construction markets we serve. Foreign currency translation favorably impacted second quarter 2018 revenues by $4.3 million, or by 2.2 percent when compared to the same period in the prior year.

•
Operating income for the second quarter 2018 was $21.1 million compared to operating income of $7.6 million in the prior year period. The increase in operating income period-over-period is primarily attributable to the increase in sales volume. Commodity and other raw material inflationary pressures, as well as difficult labor markets, adversely affected operating income. Cost control and cost recovery initiatives, including pricing adjustments, reduced the impact of these cost pressures on operating income. Also benefitting operating income is the completion of facility restructuring in late 2017. The second quarter of 2017 results include costs of approximately $4.0 million arising from a labor shortage in our North American wire harness business. Second quarter 2017 results also include $0.9 million in charges relating to facility restructuring and other related costs.

•	Net income was $13.2 million for the second quarter 2018, or $0.43 per diluted share, compared to net income of $0.1 million in the prior year period, or $0.00 per diluted share.

At June 30, 2018, the Company had liquidity of $108 million: $45 million of cash and $63 million of availability from our asset based revolver. There were no borrowings under our asset based revolver at June 30, 2018.

Segment Results

Global Truck and Bus Segment

Second Quarter 2018 Results

•
Revenues for the Global Truck and Bus Segment in the second quarter 2018 were $148.7 million compared to $119.9 million for the prior year period, an increase of 24.0 percent primarily resulting from higher North American heavy-duty truck production. Foreign currency translation favorably impacted second quarter 2018 revenue by $0.3 million, or by 0.2 percent when compared to the same period in the prior year.

•
Operating income for the second quarter 2018 was $17.2 million compared to operating income of $11.1 million in the prior year period. The increase in operating income period-over-period is primarily attributable to the increase in sales volume, cost control and cost recovery initiatives, including pricing adjustments, and the completion of facility restructuring in late 2017.

Global Construction and Agriculture Segment

Second Quarter 2018 Results

•
Revenues for the Global Construction and Agriculture Segment in the second quarter 2018 were $88.7 million compared to $78.2 million in the prior year period, an increase of 13.4 percent primarily as a result of improvement in the global construction markets we serve. Foreign currency translation favorably impacted second quarter 2018 revenues by $4.3 million, or by 5.5 percent when compared to the same period in the prior year.

•
Operating income for the second quarter 2018 was $9.1 million compared to operating income of $1.9 million in the prior year period. The increase in operating income period-over-period is primarily attributable to the increase in sales volume, cost control and cost recovery initiatives, including pricing adjustments, and actions taken to address the labor shortage which adversely affected our North American wire harness business in 2017. Second quarter 2017 results include $0.9 million of cost associated with our ongoing restructuring initiatives.

2018 End Market Outlook

Management estimates that the 2018 North American Class 8 truck production will be in the range of 300,000 to 325,000 units, as compared to 256,000 units in 2017; North American Class 5-7 production is expected to be up slightly year-over-year. We believe that construction equipment production in the markets we serve in Europe, Asia, and North America is strong.

CONFERENCE CALL

A conference call to discuss this press release is scheduled for Tuesday, August 7, 2018, at 10:00 a.m. ET. To participate, dial (844) 743-2497 using conference code 3662707.

This call is being webcast by NASDAQ and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (855) 859-2056 using access code 3662707.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. (and its subsidiaries) is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the medium- and heavy-duty truck market, the medium- and heavy-construction vehicle markets, the military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as "believe", "expect", "anticipate", "intend", "plan", "estimate", or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and to enhance the Company, the future of the Company’s end markets, Class 8 and Class 5-7 North America build rates, performance of the global construction and agriculture equipment business, expected cost savings, the Company’s initiatives to address customer needs, organic growth, the Company’s economic growth plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves or intends to serve; (ii) the Company's ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the medium- and heavy-duty truck, construction, agriculture, aftermarket, military, bus and other markets; (v) the Company’s failure to complete or successfully integrate strategic acquisitions;

(vi) the impact of changes in governmental regulations on the Company's customers or on the Company’s business; (vii) the loss of business from a major customer, a collection of smaller customers or the discontinuation of particular commercial vehicle platforms; (viii) security breaches and other disruptions to our information systems and/or our business; (ix) the Company’s ability to obtain future financing due to changes in the capital markets or Company’s financial position; (x) the Company’s ability to comply with the financial covenants in its debt facilities; (xi) fluctuation in interest rates relating to the Company's debt facilities; (xii) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives; (xiii) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (xiv) volatility and cyclicality in the commercial vehicle market adversely affecting us; (xv) the geographic profile of our taxable income and changes in valuation of our deferred tax assets and liabilities impacting our effective tax rate; (xvi) changes to domestic manufacturing initiatives; (xvii) implementation of tax or other changes, by the United States or other international jurisdictions, related to products manufactured in one or more jurisdictions where we do business; and (xviii) various other risks as outlined under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for fiscal year ending December 31, 2017. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues	$233,391	$195,127	$449,126	$368,543
Cost of Revenues	197,507	172,426	382,121	324,339
Gross Profit	35,884	22,701	67,005	44,204
Selling, General and Administrative Expenses	14,433	14,802	29,736	31,421
Amortization Expense	327	331	659	658
Operating Income	21,124	7,568	36,610	12,125
Interest and Other Expense	3,428	6,740	5,388	11,304
Income Before Provision for Income Taxes	17,696	828	31,222	821
Provision for Income Taxes	4,501	697	8,174	61
Net Income	$13,195	$131	$23,048	$760

Earnings per Common Share:
Basic	$0.44	$0.00	$0.76	$0.03
Diluted	$0.43	$0.00	$0.75	$0.03
Weighted Average Shares Outstanding:
Basic	30,219	29,874	30,219	29,873
Diluted	30,513	30,455	30,543	30,325

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands)

	June 30, 2018	December 31, 2017
ASSETS
Current Assets:
Cash	$44,674	$52,244
Accounts receivable, net of allowances of $5,486 and $5,242, respectively	150,606	108,595
Inventories	91,109	99,015
Other current assets	13,981	14,792
Total current assets	300,370	274,646
Property, plant and equipment, net of accumulated depreciation of $143,496 and $147,553, respectively	62,217	64,630
Goodwill	7,658	8,045
Intangible assets, net of accumulated amortization of $8,978 and $8,533, respectively	13,542	14,548
Deferred income taxes, net	13,939	20,273
Other assets	3,562	2,246
Total assets	$401,288	$384,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$88,473	$86,608
Accrued liabilities and other	31,870	33,944
Current portion of long-term debt	3,208	3,191
Total current liabilities	123,551	123,743
Long-term debt	162,145	163,758
Pension and other post-retirement benefits	14,429	15,450
Other long-term liabilities	6,622	6,695
Total liabilities	306,747	309,646
Stockholders' Equity:
Preferred stock, $0.01 par value (5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock, $0.01 par value (60,000,000 shares authorized; 30,219,278 shares issued and outstanding, as of June 2018 and December 2017, respectively)	304	304
Treasury stock, at cost: 1,175,795 shares, as of June 2018 and December 2017	(9,114)	(9,114)
Additional paid-in capital	241,387	239,870
Retained deficit	(92,035)	(115,083)
Accumulated other comprehensive loss	(46,001)	(41,235)
Total stockholders’ equity	94,541	74,742
Total liabilities and stockholders’ equity	$401,288	$384,388

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION
(Unaudited)
(Amounts in thousands)

	Three Months Ended June 30,
	Global Truck & Bus		Global Construction & Agriculture		Corporate / Other		Total
	2018	2017	2018	2017	2018	2017	2018	2017
Revenues
External Revenues	$147,983	$119,603	$85,408	$75,524	$—	$—	$233,391	$195,127
Intersegment Revenues	761	307	3,290	2,657	(4,051)	(2,964)	—	—
Total Revenues	$148,744	$119,910	$88,698	$78,181	$(4,051)	$(2,964)	$233,391	$195,127
Gross Profit	$23,219	$17,070	$13,042	$5,960	$(377)	$(329)	$35,884	$22,701
Selling, General & Administrative Expenses	$5,710	$5,701	$3,932	$3,975	$4,791	$5,126	$14,433	$14,802
Operating Income	$17,217	$11,073	$9,075	$1,949	$(5,168)	$(5,454)	$21,124	$7,568

	Six Months Ended June 30,
	Global Truck & Bus		Global Construction & Agriculture		Corporate / Other		Total
	2018	2017	2018	2017	2018	2017	2018	2017
Revenues
External Revenues	$275,474	$221,466	$173,652	$147,077	$—	$—	$449,126	$368,543
Intersegment Revenues	1,573	532	6,213	4,609	(7,786)	(5,141)	—	—
Total Revenues	$277,047	$221,998	$179,865	$151,686	$(7,786)	$(5,141)	$449,126	$368,543
Gross Profit	$42,189	$31,107	$25,578	$13,782	$(762)	$(685)	$67,005	$44,204
Selling, General & Administrative Expenses	$11,222	$11,154	$8,198	$8,459	$10,316	$11,808	$29,736	$31,421
Operating Income	$30,379	$19,366	$17,309	$5,253	$(11,078)	$(12,494)	$36,610	$12,125